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                                                                 EXHIBIT (23)(A)

                        CONSENT OF KPMG PEAT MARWICK LLP
BOARD OF DIRECTORS
WHEAT FIRST BUTCHER SINGER, INC.
     We consent to the inclusion in this Registration Statement on Form S-4 of First Union Corporation of our reports dated May 14, 1997 and May 6, 1996, relating to the consolidated statements of financial condition of Wheat First Butcher Singer, Inc. as of March 31, 1997 and 1996, and as of March 31, 1996 and 1995, respectively, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the two-year period ended March 31, 1997 and March 31, 1996. We also consent to the reference to our firm under the caption "Experts."
                                        KPMG PEAT MARWICK LLP
Richmond, Virginia
November 3, 1997